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                                STOCK OPTION AGREEMENT

    This Stock Option Agreement ("Option Agreement"), effective as of the 15th day of March, 1996 (the "Effective Date"), is entered into on this 24th day of May, 1996, between ZENITH NATIONAL INSURANCE CORP. ("ZENITH"), a Delaware corporation, and STANLEY R. ZAX ("EMPLOYEE").

    ZENITH desires to afford EMPLOYEE an opportunity to purchase ZENITH's one dollar par value common stock (the "Common Stock"), as hereinafter provided, pursuant to the terms of ZENITH's 1996 Employee Stock Option Plan (the "1996 Plan").

    Now, therefore, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

         Section 1. GRANT OF OPTION. ZENITH hereby irrevocably grants to EMPLOYEE the right and option (the "Option") to purchase all or any part of an aggregate of One Million (1,000,000) shares of Common Stock (such number being subject to adjustment as provided in Section 8 hereof) on the terms and conditions herein set forth.

         Section 2. PURCHASE PRICE. The purchase price of the Common Stock subject to the Option shall be Twenty Three Dollars and Sixty-Two 1/2 Cents ($23.6250) per share.

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         Section 3.     TERMS OF OPTION.  The term of the Option shall be for a
period commencing on the Effective Date and ending on March 14, 2006. The Option may be exercised from time to time as set forth below in this Section 3, provided, however, that notwithstanding the provisions set forth below, the Option may be exercised in full upon the occurrence of the events set forth in
Section 6 or 7 hereof, or upon a "Change in Control" of ZENITH as defined in
Section 11.3 of that certain Employment Agreement dated December 6, 1994 between ZENITH and EMPLOYEE (the "Employment Agreement") as such agreement is in effect on the date hereof.
         (a) During the period beginning on March 15, 1997 and ending on March 14, 1998, the Option may be exercised to the extent of one-fifth (1/5th) of the aggregate number of shares set forth in Section 1 hereof;

         (b) During the period beginning on March 15, 1998 and ending on March 14, 1999, the Option may be exercised to the extent of one-fifth (1/5th) of the aggregate number of shares set forth in Section 1, plus the excess of one-fifth (1/5th) of the aggregate number of shares set forth in Section 1 over the number of shares actually purchased pursuant to exercise of the Option during the period ending on March 14, 1998;


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         (c)  During the period beginning on March 15, 1999 and ending on March
              14, 2000, the Option may be exercised to the extent of one-fifth (1/5th) of the aggregate number of shares set forth in Section 1, plus the excess of two-fifths (2/5ths) of the aggregate number of shares set forth in Section 1 over the number of shares actually purchased pursuant to exercise of the Option during the period ending on March 14, 1999;


         (d) During the period beginning on March 15, 2000 and ending on March 14, 2001, the Option may be exercised to the extent of one-fifth (1/5th) of the aggregate number of shares set forth in Section 1, plus the excess of three-fifths (3/5ths) of the aggregate number of shares set forth in Section 1 over the number of shares actually purchased pursuant to exercise of the Option during the period ending on March 14, 2000; and

         (e) During the period beginning on March 15, 2001 and ending on March 14, 2006, the Option may be exercised to the extent not previously exercised.

The purchase price of the Common Stock to be purchased hereunder shall be paid by EMPLOYEE in full at the time of issuance of the shares: (1) in cash; (2) with previously acquired shares of Common Stock having a fair market value equal to the


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purchase price; (3) with a combination of cash and previously acquired shares of
Common Stock having an aggregate fair market value equal to the purchase price; or (4) as otherwise permitted from time to time under the terms of the 1996
Plan. Except as provided in Section 6 or 7 hereof, the Option may not be exercised at any time unless the EMPLOYEE shall have been in the continuous employ of ZENITH or any subsidiary from the Effective Date to the date of exercise of the Option.

         Section 4. METHOD OF EXERCISE. EMPLOYEE may exercise his right under the Option by delivering a notice of exercise in writing to ZENITH at its principal corporate headquarters. Such notice shall state: (i) the number of shares with respect to which the Option is then being exercised, (ii) the date on which EMPLOYEE will take and pay for such shares, and (iii) the method of payment for such shares. Stock certificates shall be registered in the name of EMPLOYEE (or, subject to the requirements of applicable law, EMPLOYEE's nominee or designee) and shall issue against receipt of payment in full in accordance with the methods of exercise set forth in Section 3 hereof.

         Section 5. NONTRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of EMPLOYEE, only by him. More particularly but without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall

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not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

         Section 6.     TERMINATION OF EMPLOYMENT.   In the event EMPLOYEE
shall cease to be an employee of ZENITH or any subsidiary during the term of this Agreement for any reason other than his death or his breach of any of his material obligations under the Employment Agreement or any successor agreement, EMPLOYEE shall have the right to exercise his rights under the Option as to all or any portion of the aggregate number of shares set forth in Section 1 hereof (without regard to Section 3 hereof) as to which he has not theretofore exercised such rights, within three months from the date of termination of his employment but in no event after March 14, 2006, whichever shall first occur. The Option, to the extent not so exercised, shall thereupon terminate. The granting of the Option shall not constitute or be evidence of any agreement or undertaking, expressed or implied, on the part of ZENITH or any subsidiary to employ EMPLOYEE for a specified period; nor shall it interfere with the right of ZENITH or any subsidiary to terminate EMPLOYEE's employment at any time. In the event of the termination of EMPLOYEE's employment by reason of EMPLOYEE's breach of any of his


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material obligations under the Employment Agreement or any successor agreement, the exercisability of the Option shall be as provided for in the Employment Agreement or such successor agreement, as applicable; or if not provided for therein, the Option shall be exercisable, to the extent exercisable on the date of any such termination of employment, for a period of ninety (90) days following the date of such termination.

         Section 7. EXERCISE ON DEATH. If EMPLOYEE shall die during the term of this Agreement while employed by ZENITH or any subsidiary or within three (3) months following the date of termination of such employment, the Option may be exercised, at any time within one (1) year following the date of EMPLOYEE's death but in no event after March 14, 2006, whichever shall first occur, as to all or any portion of the aggregate number of shares set forth in
Section 1 hereof as to which Employee has not theretofore exercised such rights, and without regard to Section 3 hereof, by EMPLOYEE's executors or administrators or by any person or persons who may have acquired the Option from the EMPLOYEE by bequest or inheritance. The Option, to the extent not so exercised, shall thereupon terminate.

         Section 8. CHANGES IN CAPITAL STRUCTURE. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other


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change in corporate structure affecting the Common Stock, the Option shall be adjusted as provided in Section 3 of the 1996 Plan.

         Section 9.     RIGHTS AS STOCKHOLDER.  Except as expressly provided in
Section 8 hereof, EMPLOYEE shall have no rights as a stockholder with respect to any optioned shares until EMPLOYEE has given written notice of exercise of the Option, paid in full for such shares and, if requested by ZENITH, executed the investment letter described in Section 10 hereof, including but not limited to the occasion of any subdivision or consolidation of any ZENITH stock or securities; or the payment of any stock dividend; or any other increase or decrease in the number or amount of any ZENITH stock or securities; or any rights with respect to any dissolution, liquidation, reorganization, merger, or consolidation, or spin-off of assets or stock of ZENITH or another corporation.

         Section 10. INVESTMENT LETTER. EMPLOYEE, by execution of this Option Agreement, hereby represents and agrees that any Common Stock which has not been registered under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), will be purchased for investment and not with a view to distribution or resale. EMPLOYEE further agrees to execute, if requested by the Company, prior to the issuance of any shares purchased by him under the Option and as a condition upon which any such shares shall be issued, excepting those


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shares which have been registered under the provisions of the Securities Act, a letter in such form as ZENITH may reasonably request setting forth the representations and agreements of EMPLOYEE that such shares are being purchased for investment and not with a view to their resale or distribution.

         Section 11. INVESTMENT RESTRICTION. Any shares issued upon the exercise of the Option, excepting those shares which have been registered under the provisions of the Securities Act, shall be acquired for investment purposes only, and the certificates representing such shares shall bear a restrictive investment legend to the following effect:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold, transferred, pledged, or hypothecated in the absence of an effective registration statement for the shares under the Act or an opinion of counsel to Zenith National Insurance Corp. that such transaction would not be in violation of the provisions of the Act.

         Section 12. GENERAL. ZENITH shall at all times during the term of the Option reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of this Option Agreement, and shall pay all original issue taxes with respect to the issuance of shares pursuant to this Option Agreement and all other fees and expenses incurred by ZENITH in connection therewith.


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         Section 13.    ARRANGEMENT FOR TAX PAYMENT.  EMPLOYEE shall make any
arrangements required by ZENITH to provide that the amount of any tax required to be withheld by ZENITH or any subsidiary as a result of the exercise of this Option is available for payment of such tax withholding obligations.

         IN WITNESS WHEREOF, ZENITH has caused this Option Agreement to be duly executed and EMPLOYEE has hereunto set his hand on this 24th day of May, 1996.

                                      ZENITH NATIONAL INSURANCE CORP.



[Corporate Seal]                       By:  /s/ Fredricka Taubitz
                                            ---------------------
                                       Its:  Executive Vice President and C.F.O
                                            -----------------------------------


ATTEST:



/s/ John J. Tickner
- -------------------------------
     Secretary


                                                  /s/ Stanley R. Zax
                                                  ------------------------------
                                                  EMPLOYEE